UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2025

HNI Corporation

(Exact Name of Registrant as Specified in its Charter)

Iowa	001-14225	42-0617510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

600 East Second Street

P. O. Box 1109

Muscatine, Iowa 52761-0071

(Address of principal executive offices)

(Zip Code)

(563) 272-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HNI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On September 5, 2025 (the “Effective Date”), HNI Corporation (the “Company”) entered into a Credit Agreement, by and among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as syndication agent, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC and U.S. Bank National Association as joint lead arrangers and joint lead bookrunners, U.S. Bank National Association, Truist Bank and TD Bank, N.A., as co-documentation agents for the Revolving Facility (as defined below) and the TLA Facility (as defined below) and U.S. Bank National Association, Truist Securities, Inc. and TD Securities (USA) LLC as co-documentation agents for the TLB Facility (as defined below) (the “Credit Agreement”). The Credit Agreement establishes (i) a senior secured revolving credit facility in an aggregate principal amount of $425,000,000 (the “Revolving Facility”, and the loans thereunder, the “Revolving Loans”) (which may be increased from time to time pursuant to, and subject to the limitations of, the Credit Agreement), (ii) a senior secured “term loan A” credit facility in an aggregate amount of up to $500,000,000 (the “TLA Facility”, and the loans thereunder, the “Term A Loans”) (which may be increased from time to time pursuant to, and subject to the limitations of, the Credit Agreement) and (iii) a senior secured “term loan B” credit facility in an aggregate amount of $0 on the Effective Date and which, on the Closing Date (as defined below) is expected to be up to $800,000,000 (the “TLB Facility”, and the loans thereunder, the “Term B Loans”) (which may be increased from time to time pursuant to, and subject to the limitations of, the Credit Agreement).

Subject to the satisfaction of certain limited conditions, the Revolving Loans, Term A Loans and Term B Loans (collectively, the “Loans”) under the Credit Agreement may be borrowed and the proceeds used by the Company for the consummation of the proposed merger (the “Acquisition”), including the payment of a portion of the consideration for the Acquisition, the repayment of existing indebtedness of the Company and Target (as defined below) and the payment of fees, costs, commissions and expenses in connection with the foregoing, pursuant to that certain Agreement and Plan of Merger (including all schedules and exhibits thereto, the “Acquisition Agreement”), dated as of August 3, 2025, by and among the Company, Geranium Merger Sub I, Inc., a Michigan corporation (“Merger Sub Inc.”), Geranium Merger Sub II, LLC, a Michigan limited liability company (“Merger Sub LLC”), and Steelcase Inc., a Michigan corporation (“Steelcase” or “Target”), pursuant to which, among other things, (i) Merger Sub Inc. will be merged (the “First Merger”) with and into Steelcase, with Steelcase surviving the First Merger as a wholly-owned subsidiary of the Company (the “Surviving Corporation”), (ii) immediately after the First Merger, the Surviving Corporation will be merged (the “Second Merger”, and together with the First Merger, the “Mergers”) (the date of consummation of the Mergers, the “Closing Date”) with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of the Company.

The commitments under the Revolving Facility terminate on the earliest to occur of: (a) the Revolving Loan Maturity Date (as defined below), (b) the date on which the Administrative Agent receives written notice of the termination or expiration of the Acquisition Agreement prior to the closing of the Acquisition, (c) the date on which the Acquisition is consummated without the making of the Term A Loans and Term B Loans and (d) 5:00 p.m., Chicago, Illinois time, on the fifth (5th) Business Day following the “Termination Date” (as defined in the Acquisition Agreement as in effect as of August 3, 2025 and determined after giving effect to extensions thereto as set forth in the Acquisition Agreement as in effect on such date) (the foregoing clauses (b) through (d), the “Acquisition Termination Date”) (such earliest date, the “RCF Commitment Termination Date”). The commitments under the TLA Facility and TLB Facility terminate on the earliest to occur of (a) the Acquisition Termination Date and (b) the Closing Date after the funding of the Term A Loans and Term B Loans (such earlier date, the “Term Loan Commitment Termination Date”).

The principal amount of the Revolving Loans and Term A Loans, together with accrued and unpaid interest thereon, will be due and payable on the earlier of the (a) fifth anniversary of the Closing Date (the “Revolving Maturity Date” or “TLA Maturity Date”) or (b) a customary springing maturity date. Commencing with the first full fiscal quarter ending after the Closing Date, the Company is required to repay the Term A Loans in quarterly installments equal to the following amounts per annum of the original principal amount of the Term A Loans: (i) during the first year following the Closing Date, 2.5%, (ii) during the second and third years following the Closing Date, 5.0%, (iii) during the fourth year following the Closing Date, 7.5% and (iv) during the fifth year following the Closing Date, 10.0%, with the remaining principal amount and accrued and unpaid interest being due and payable on the fifth anniversary of the Closing Date.

The principal amount of the Term B Loans, together with accrued and unpaid interest thereon, will be due and payable on the earlier of the (a) seventh anniversary of the Closing Date or (b) a customary springing maturity date. The TLB Facility will amortize on a quarterly basis in an amount equal to 0.25% per quarter, commencing with the first full fiscal quarter ending after the Closing Date, with the remaining principal amount and accrued and unpaid interest being due and payable on the seventh anniversary of the Closing Date.

After the Closing Date, the Loans may be prepaid by the Company at any time in whole or in part, subject to certain minimum thresholds, subject to (i) a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment in connection with certain prepayments or amendments that have the primary purpose of decreasing the all-in yield applicable to the Term B Loans within the first six months following the Closing Date and (ii) customary breakage costs for certain types of loans.

The Company is obligated to pay customary closing fees, arrangement fees and administration fees for a credit facility of this size and type. In addition, the Company is required to pay a ticking fee on undrawn commitments in respect of the Revolving Facility and TLA Facility. Ticking fees for the TLB Facility may be determined based on market conditions.

Borrowings under the Revolving Facility and TLA Facility will bear interest, at the Company’s option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, and (iii) the term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 0.25% and 0.875%; and (b) the term SOFR rate (based on one, three or six month interest periods), plus a margin of between 1.25% and 1.875%. The term SOFR rate shall be subject to a floor of 0% and the alternate base rate shall be subject to a floor of 1.00%. The applicable margin in each case is determined based on the Company’s net leverage ratio at such time. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate.

Borrowings under the TLB Facility will bear interest at a rate per annum to be determined based on market conditions.

The Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, limitations on indebtedness, liens, nature of business, mergers, sale of assets and indebtedness of subsidiaries, advances, investments and loans, transactions with affiliates, fiscal year, organizational documents, limitations restricted actions and negative pledges. Further, the Credit Agreement contains financial covenants that require the maintenance of a maximum net leverage ratio and a minimum interest coverage ratio.

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company's obligations under the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full and complete text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 5, 2025, among HNI Corporation, as borrower, certain domestic subsidiaries of the Company, as guarantors, certain lenders and Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	September 5, 2025	By	/s/ Vincent Paul Berger II
Vincent Paul Berger II Executive Vice President and Chief Financial Officer